Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2018 Third Quarter Results

  Net Sales Increased 33% Driven by the Acquisition of Kate Spade and Organic Growth
  EPS Rose 12% on a GAAP Basis to $0.48 and 18% on a Non-GAAP Basis to $0.54

NEW YORK--(BUSINESS WIRE)--May 1, 2018--Tapestry, Inc. (NYSE:TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported third quarter results for the period ended March 31, 2018.

Victor Luis, Chief Executive Officer of Tapestry, Inc., said “Our solid third quarter performance was consistent with our expectations, as we achieved double-digit increases in sales and earnings per share. Results were driven by continued growth at Coach, where comparable store sales rose, led by outperformance in North America, and reflected our strong offering, including the successful global relaunch of Signature in retail. We leveraged these sales gains, tightly controlling costs, and delivered operating income growth ahead of the top line increase.”

“Kate Spade contributed to our overall performance, as we made continued progress on our integration efforts including the realization of synergies and the execution of strategic initiatives. Most importantly, we were delighted to announce the appointment of Anna Bakst as CEO and Brand President, Kate Spade who officially joined us in late March. Together with Creative Director Nicola Glass, we now have the leadership team in place to drive the brand forward globally.”

“At Stuart Weitzman, results were negatively impacted by execution issues including production delays and lower sell-through of key carryover styles, which pressured sales and margins. While we believe that some of these issues will continue through the Fall/Winter season, we remain confident in our long-term strategic and creative direction under the leadership of newly appointed CEO & Brand President, Eraldo Poletto and Creative Director, Giovanni Morelli.”

“During the quarter, we completed the buybacks of the Coach business in Australia and New Zealand as well as the Stuart Weitzman business in Northern China, while also taking operational control of the Kate Spade joint ventures for Mainland China, Hong Kong, Macau and Taiwan. As we’ve demonstrated with our past experiences, we believe that controlling these businesses directly allows us to accelerate international growth and enhance each brand’s development in these markets.”

Third Quarter 2018 Non-GAAP Reconciliation Items:

During the quarter, the Company recorded certain charges associated with Integration and Acquisition activities, Tax Legislation, and its Operational Efficiency Plan. Taken together, these items decreased the Company’s reported net income by $18 million or about $0.06 per diluted share. Please refer to the financial tables included herein for a detailed reconciliation of our reported to non-GAAP results.

Overview of Third Quarter 2018 Tapestry, Inc. Results:

Fiscal 2018 third quarter performance includes the contribution of Kate Spade, which the Company acquired on July 11, 2017 and therefore is not included in the prior year results.

  Net sales totaled $1.32 billion for the third fiscal quarter as compared to $995 million in the prior year, an increase of 33% on reported basis. On a constant currency basis, total sales increased 30%.
  Gross profit totaled $909 million on a reported basis, while gross margin for the quarter was 68.7% on a reported basis compared to 70.9% in the prior year. On a non-GAAP basis, gross profit totaled $913 million, while gross margin was 69.0% as compared to 70.9% in the prior year.
  SG&A expenses totaled $750 million on a reported basis and represented 56.7% of sales compared to 55.7% in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $729 million and represented 55.1% of sales as compared to 54.6% in the year-ago period.
  Operating income for the quarter was $159 million on a reported basis, while operating margin was 12.0% versus 15.2% in the prior year. On a non-GAAP basis, operating income was $184 million, an increase of 14% versus prior year, while operating margin was 13.9% versus 16.3% in last year’s third quarter.
  Net interest expense was $17 million in the quarter as compared to $4 million in the year ago period.
  Net income for the quarter was $140 million on a reported basis, with earnings per diluted share of $0.48. This compared to reported net income of $122 million with earnings per diluted share of $0.43 in the prior year period. On a non-GAAP basis, net income for the quarter totaled $158 million, with earnings per diluted share of $0.54. This compared to non-GAAP net income of $130 million with earnings per diluted share of $0.46 in the prior year period. The tax rate for the quarter was 1.3% and 5.6% on a reported and non-GAAP basis, respectively, reflective of the impact of the tax legislation changes, as previously disclosed, as well as the adoption of Accounting Standards Update (ASU) 2016-09 for the accounting of employee share-based payments which cannot be forecasted. This compared to a tax rate of 16.9% and 17.5% in the prior year on a reported and non-GAAP basis, respectively.
  Inventory was $714 million at the end of quarter versus ending inventory of $479 million in the year ago period. Excluding the impact of Kate Spade as well as the inventory associated with regional buyback activity in the quarter, total inventory increased 7% versus prior year, consistent with organic sales growth.

Third fiscal quarter results in each of the Company’s reportable segments were as follows:

Coach Third Quarter of 2018 Results:

  Net sales for Coach totaled $969 million for the third fiscal quarter as compared to $915 million in the prior year, an increase of 6% on a reported basis and 3% on a constant currency basis. Global comparable store sales rose 3%, including a benefit of approximately 100 basis points driven by an increase in global e-commerce.
  Gross profit for Coach totaled $691 million on a reported basis, while gross margin for the quarter was 71.3%. On a non-GAAP basis, gross profit totaled $692 million, while gross margin was 71.4%, including a benefit of approximately 50 basis points from currency. This compared to gross margin of 71.7% in the prior year period on both a reported and non-GAAP basis.
  SG&A expenses totaled $450 million for Coach on a reported and non-GAAP basis. SG&A expenses represented 46.5% and 46.4% of sales on a reported and non-GAAP basis, respectively, compared to 47.3% in the year-ago quarter on a reported and non-GAAP basis.
  Operating income for Coach was $241 million on a reported basis, while operating margin was 24.9%. On a non-GAAP basis, operating income was $242 million, while operating margin was 25.0%. This compared to operating margin of 24.4% in the prior year, both on a reported and non-GAAP basis.

Kate Spade Third Quarter of 2018 Results:

  Net sales for Kate Spade totaled $269 million, reflecting, in part, the strategic pullback in wholesale disposition and online flash sales, partially offset by the consolidation of the joint ventures for Mainland China, Hong Kong, Macau and Taiwan. Global comparable store sales declined 9%, including the negative impact of approximately 800 basis points from a decline in global e-commerce.
  Gross profit for Kate Spade totaled $172 million on a reported basis, while gross margin for the period was 64.0%. On a non-GAAP basis, gross profit was $173 million, while gross margin was 64.3%.
  SG&A expenses for Kate Spade were $169 million on a reported basis and represented 62.6% of sales. On a non-GAAP basis, SG&A expenses were $159 million and represented 59.2% of sales.
  Operating income for Kate Spade was $4 million on a reported basis, representing an operating margin of 1.4%. On a non-GAAP basis, operating income totaled $14 million, while operating margin was 5.1%.

Stuart Weitzman Third Quarter of 2018 Results:

  Net sales for Stuart Weitzman totaled $84 million for the third fiscal quarter compared to $80 million reported in the same period of the prior year, an increase of 5%.
  Gross profit for Stuart Weitzman totaled $45 million on a reported basis, while gross margin for the quarter was 54.1% on a reported basis compared to 62.1% in the prior year. On a non-GAAP basis, gross profit totaled $47 million, while gross margin was 56.6% as compared to 62.1% in the prior year.
  SG&A expenses for Stuart Weitzman were $57 million on a reported basis and represented 68.0% of sales as compared to 58.9% of sales in the prior year’s third quarter. On a non-GAAP basis, SG&A expenses were $52 million or 62.4% of sales as compared to 56.7% of sales in the prior year.
  Operating income for Stuart Weitzman was a loss of $12 million on a reported basis, while operating margin was (13.9)% versus 3.2% in the prior year. On a non-GAAP basis, operating income was a loss of $5 million or (5.8)% of sales versus 5.3% in the prior year.

Mr. Luis added, “As we look forward to the balance of our fiscal year and into 2019, we are excited about the growth opportunities for Tapestry and reaping the continued benefits of a diversified, multi-brand model. At Coach, we look forward to cascading the innovation from the runway across channels and price points. We’re particularly pleased to announce an expanded collaboration with Selena Gomez for Fall, which will extend to ready-to-wear. At Kate Spade, while our near-term priority remains integration and executing the strategic initiatives in place, we look forward to fueling growth in the years ahead through Nicola’s fresh, new creative direction and Anna’s extensive category experience. Similarly, we believe in Stuart Weitzman’s potential, as we evolve the product assortment, infusing it with Giovanni’s modern design aesthetic, while strengthening the brand’s infrastructure under Eraldo’s leadership.”

“With strong and seasoned brand teams in place, Tapestry is well positioned to continue its journey as a global house of brands and to focus on opportunities to drive long-term and sustainable growth,” Mr. Luis concluded.

Fiscal Year 2018 Outlook

The following fiscal 2018 guidance is provided on a non-GAAP basis and includes projected Kate Spade results subsequent to the closing of the transaction on July 11, 2017.

The Company continues to expect revenues for fiscal 2018 to increase about 30% versus fiscal 2017, to $5.8 to $5.9 billion, with low-single digit organic growth and the acquisition of Kate Spade adding over $1.2 billion in revenue.

In addition, the Company is now projecting operating income growth of at least 22% versus fiscal 2017 driven by mid-single-digit organic growth, the acquisition of Kate Spade, and estimated synergies of approximately $45 million. These synergies are expected to offset the reduction in profitability from the strategic and deliberate pullback of Kate Spade wholesale disposition and online flash sales channels. Taken together, the Kate Spade business and resulting synergies are expected to contribute approximately $145 million to operating income.

Net interest expense is now expected to be approximately $75 million for the year, while the full year fiscal 2018 tax rate is now projected at about 18% to 19%.

Overall, the Company now projects earnings per diluted share in the range of $2.57-$2.60, an increase of about 19% to 21% for the year, including high single digit accretion from the acquisition of Kate Spade.

Fiscal Year 2018 Outlook - Non-GAAP Disclosure:

The company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to integration and acquisition related costs and the Tax Legislation, have not yet occurred or are out of the company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the company has identified the estimated impact of the items excluded from its fiscal 2018 guidance.

This fiscal 2018 non-GAAP guidance excludes (1) expected pre-tax charges of around $15 million attributable to the Company’s Operational Efficiency Plan; (2) estimated pre-tax Integration and Acquisition charges of approximately $45 million related to acquisition fees and approximately $250 to $260 million in integration-related costs (of which approximately $130 to $135 million is estimated to be non-cash), primarily attributable to Kate Spade as the Company continues to fully develop its integration plan and; (3) an expected one-time increase in the provision for taxes of approximately $215 million due to the transition tax on foreign earnings deemed to be repatriated of approximately $315 million and the re-measurement of deferred tax assets and liabilities under the new U.S. tax code of approximately $100 million. The actual amount of the re-measurement and deemed repatriation tax may differ from this estimate due to, among other factors, a change in interpretations of the applicable revisions to the U.S. tax code, changes in assumptions made in developing these estimates, as well as regulatory guidance that may be issued with respect to the applicable revisions to the U.S. tax code.

For the nine months ended March 31, 2018, the Company incurred pre-tax charges of $10 million related to the Operational Efficiency Plan, $42 million in acquisition fees and $229 million in integration-related costs. The Company also incurred a $200 million increase in provision for income taxes due to transition charges related to a tax on foreign earnings deemed to be repatriated and re-measurement of deferred tax assets and liabilities under the new U.S. tax code.

In fiscal 2018, the Company adopted Accounting Standards Update (ASU) 2016-09 for the accounting of employee share-based payments, which was issued by the Financial Accounting Standards Board. This affects the Company’s effective tax rate as certain tax impacts that were previously recorded to equity are now included in income tax expense. Further, because the tax impacts are defined by the company’s stock price when Restricted Stock Units (RSUs) and Performance Restricted Stock Units (PRSUs) vest and when employees exercise their stock options, the timing and the amount of the impact cannot be forecasted.

On December 22, 2017, the U.S. President signed into law “H.R.1”, formerly known as the “Tax Cuts and Jobs Act” (the “Tax Legislation”), which significantly revises the U.S. tax code. The revisions most impactful to the Company are (i) the reduction of the corporate income tax rate from 35% to 21%, and its impact on the current and deferred tax provision and related accounts, most notably the re-measurement of the Company’s deferred tax assets and liabilities, (ii) the implementation of a territorial tax system, (iii) the imposition of a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, and (iv) the introduction of a new tax regime requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations (known as “GILTI”).

Conference Call Details:

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, May 1, 2018. Interested parties may listen to the webcast by accessing www.tapestry.com/investors on the Internet or dialing into 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 88865691. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 88865691. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website.

The Company expects to report fiscal 2018 fourth quarter and year-end financial results on Tuesday, August 14, 2018. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2018 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” "anticipate," “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “look forward to,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, it’s Quarterly Report on Form 10-Q for the period ended December 31, 2017 and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Nine Months Ended March 31, 2018 and April 1, 2017
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		NINE MONTHS ENDED
	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017

Net sales	$1,322.4	$995.2	$4,396.3	$3,354.5

Cost of sales	413.5	289.5	1,545.6	1,027.9

Gross Profit	908.9	705.7	2,850.7	2,326.6

Selling, general and administrative expenses	749.9	554.6	2,367.1	1,732.2

Operating income	159.0	151.1	483.6	594.4

Interest expense, net	16.9	4.0	59.6	14.8

Income before provision for income taxes	142.1	147.1	424.0	579.6

Provision for income taxes	1.8	24.9	238.2	140.3

Net income	$140.3	$122.2	$185.8	$439.3

Net income per share:

Basic	$0.49	$0.44	$0.65	$1.57

Diluted	$0.48	$0.43	$0.65	$1.56

Shares used in computing net income per share:

Basic	286.2	280.8	284.7	280.2

Diluted	290.1	282.9	287.8	282.2

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended March 31, 2018 and April 1, 2017
(in millions, except per share data)
(unaudited)

	March 31, 2018
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$908.9	$—	$(4.1)	$—	$913.0

Selling, general and administrative expenses	$749.9	$2.9	$18.3	$—	$728.7

Operating income	$159.0	$(2.9)	$(22.4)	$—	$184.3

Income before provision for income taxes	$142.1	$(2.9)	$(22.4)	$—	$167.4

Provision for income taxes	$1.8	$(1.0)	$(12.1)	$5.4	$9.5

Net income	$140.3	$(1.9)	$(10.3)	$(5.4)	$157.9

Diluted net income per share	$0.48	$—	$(0.04)	$(0.02)	$0.54

	April 1, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Non-GAAP Basis (Excluding Items)

Gross profit	$705.7	$—	$—	$705.7

Selling, general and administrative expenses	$554.6	$6.4	$4.5	$543.7

Operating income	$151.1	$(6.4)	$(4.5)	$162.0

Income before provision for income taxes	$147.1	$(6.4)	$(4.5)	$158.0

Provision for income taxes	$24.9	$(1.6)	$(1.2)	$27.7

Net income	$122.2	$(4.8)	$(3.3)	$130.3

Diluted net income per share	$0.43	$(0.02)	$(0.01)	$0.46
(1) Amounts as of March 31, 2018 represent technology infrastructure costs. Amounts as of April 1, 2017 represent charges primarily related to organizational efficiency and technology infrastructure costs.

(2) Amounts as of March 31, 2018 represent charges attributable to acquisition and integration costs related to the purchase of Kate Spade & Company, the acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. These charges include:

- Organizational costs as a result of integration
- Limited life purchase accounting adjustments
- Professional fees

Amounts as of April 1, 2017 represent acquisition costs and integration-related activities related to the acquisition of Stuart Weitzman Holdings LLC.
(3) Amounts as of March 31, 2018 represent charges due to the transition tax related to foreign earnings deemed to be repatriated partially offset by the re-measurement of deferred tax assets and liabilities.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Nine Months Ended March 31, 2018 and April 1, 2017
(in millions, except per share data)
(unaudited)

	March 31, 2018
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$2,850.7	$—	$(110.9)	$—	$2,961.6

Selling, general and administrative expenses	$2,367.1	$9.5	$160.4	$—	$2,197.2

Operating income	$483.6	$(9.5)	$(271.3)	$—	$764.4

Income before provision for income taxes	$424.0	$(9.5)	$(271.3)	$—	$704.8

Provision for income taxes	$238.2	$(3.1)	$(79.3)	$199.6	$121.0

Net income	$185.8	$(6.4)	$(192.0)	$(199.6)	$583.8

Diluted net income per share	$0.65	$(0.02)	$(0.67)	$(0.69)	$2.03

	April 1, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Non-GAAP Basis (Excluding Items)

Gross profit	$2,326.6	$—	$(0.6)	$2,327.2

Selling, general and administrative expenses	$1,732.2	$17.2	$20.9	$1,694.1

Operating income	$594.4	$(17.2)	$(21.5)	$633.1

Income before provision for income taxes	$579.6	$(17.2)	$(21.5)	$618.3

Provision for income taxes	$140.3	$(4.3)	$(6.2)	$150.8

Net income	$439.3	$(12.9)	$(15.3)	$467.5

Diluted net income per share	$1.56	$(0.05)	$(0.05)	$1.66
(1) Amounts as of March 31, 2018 primarily represent technology infrastructure costs. Amounts as of April 1, 2017 represent charges primarily related to organizational efficiency costs, technology infrastructure costs and to a lesser extent, network optimization costs.

(2) Amounts as of March 31, 2018 represent charges attributable to acquisition and integration costs related to the purchase of Kate Spade & Company, and to a lesser extent the acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. These charges include:

- Limited life purchase accounting adjustments
- Professional fees
- Severance and other costs related to contractual payments with certain Kate Spade executives
- Organizational costs as a result of integration
- Inventory reserves established for the destruction of inventory

Amounts as of April 1, 2017 represent acquisition costs and limited life purchase accounting impacts related to the acquisition of Stuart Weitzman Holdings LLC.
(3) Amounts as of March 31, 2018 represent charges due to the transition tax related to foreign earnings deemed to be repatriated partially offset by the re-measurement of deferred tax assets and liabilities.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Quarters Ended March 31, 2018 and April 1, 2017
(in millions)
(unaudited)

	March 31, 2018
	GAAP	Coach(1)	Kate Spade(1)	Stuart Weitzman(1)	Corporate	Non-GAAP
COGS
Integration & Acquisition		(1.0)	(1.0)	(2.1)	—
Gross profit	$908.9	$(1.0)	$(1.0)	$(2.1)	$—	$913.0

SG&A
Integration & Acquisition		0.2	9.1	4.7	4.3
Operational Efficiency Plan		—	—	—	2.9
SG&A	$749.9	$0.2	$9.1	$4.7	$7.2	$728.7

Operating income	$159.0	$(1.2)	$(10.1)	$(6.8)	$(7.2)	$184.3

	April 1, 2017
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		—	—	—	—
Gross profit	$705.7	$—	$—	$—	$—	$705.7

SG&A
Integration & Acquisition		—	—	1.7	2.8
Operational Efficiency Plan		—	—	—	6.4
SG&A	$554.6	$—	$—	$1.7	$9.2	$543.7

Operating income	$151.1	$—	$—	$(1.7)	$(9.2)	$162.0
(1) During the third quarter of fiscal 2018, the Company completed its acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. The operating results of the respective entity have been consolidated in the Company's operating results commencing on the date of each acquisition.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Nine Months Ended March 31, 2018 and April 1, 2017
(in millions)
(unaudited)

	March 31, 2018
	GAAP	Coach(1)	Kate Spade(1)	Stuart Weitzman(1)	Corporate	Non-GAAP
COGS
Integration & Acquisition		(1.0)	(106.4)	(3.5)	—
Gross profit	$2,850.7	$(1.0)	$(106.4)	$(3.5)	$—	$2,961.6

SG&A
Integration & Acquisition		0.2	106.6	6.5	47.1
Operational Efficiency Plan		—	—	—	9.5
SG&A	$2,367.1	$0.2	$106.6	$6.5	$56.6	$2,197.2

Operating income	$483.6	$(1.2)	$(213.0)	$(10.0)	$(56.6)	$764.4

	April 1, 2017
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		—	—	(0.6)	—
Gross profit	$2,326.6	$—	$—	$(0.6)	$—	$2,327.2

SG&A
Integration & Acquisition		—	—	12.7	8.2
Operational Efficiency Plan		—	—	—	17.2
SG&A	$1,732.2	$—	$—	$12.7	$25.4	$1,694.1

Operating income	$594.4	$—	$—	$(13.3)	$(25.4)	$633.1
(1) During the first quarter of fiscal 2018, the Company completed its acquisition of Kate Spade & Company. During the third quarter of fiscal 2018, the Company completed its acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. The operating results of the respective entity have been consolidated in the Company's operating results commencing on the date of each acquisition.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Operational Efficiency Plan, Integration & Acquisition-Related Costs and the impact of Tax Legislation for Tapestry, Inc. and separately by segment.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and the Coach brand have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior period’s monthly average currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 30, 2018 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
SEGMENT INFORMATION
For the Quarters and Nine Months Ended March 31, 2018 and April 1, 2017
(in millions)
(unaudited)

	Coach(1)	Kate Spade(1)	Stuart Weitzman(1)	Corporate	Total
Three Months Ended March 31, 2018

Net sales	$969.3	$269.3	$83.8	$—	$1,322.4
Gross profit	691.3	172.3	45.3	—	908.9
Operating income (loss)	240.9	3.8	(11.6)	(74.1)	159.0
Income (loss) before provision for income taxes	240.9	3.8	(11.6)	(91.0)	142.1

Three Months Ended April 1, 2017

Net sales	$915.3	$—	$79.9	$—	$995.2
Gross profit	656.1	—	49.6	—	705.7
Operating income (loss)	222.9	—	2.5	(74.3)	151.1
Income (loss) before provision for income taxes	222.9	—	2.5	(78.3)	147.1

Nine Months Ended March 31, 2018

Net sales	$3,122.6	$972.8	$300.9	$—	$4,396.3
Gross profit	2,169.4	506.6	174.7	—	2,850.7
Operating income (loss)	800.4	(85.8)	18.1	(249.1)	483.6
Income (loss) before provision for income taxes	800.4	(85.8)	18.1	(308.7)	424.0

Nine Months Ended April 1, 2017

Net sales	$3,068.8	$—	$285.7	$—	$3,354.5
Gross profit	2,149.9	—	176.7	—	2,326.6
Operating income (loss)	793.9	—	18.4	(217.9)	594.4
Income (loss) before provision for income taxes	793.9	—	18.4	(232.7)	579.6
(1) During the first quarter of fiscal 2018, the Company completed its acquisition of Kate Spade & Company. During the third quarter of fiscal 2018, the Company completed its acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. The operating results of the respective entity have been consolidated in the Company's operating results commencing on the date of each acquisition.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 31, 2018, July 1, 2017 and April 1, 2017
(in millions)

	(unaudited)	(audited)	(unaudited)
	March 31, 2018	July 1, 2017	April 1, 2017
ASSETS

Cash, cash equivalents and short-term investments	$1,038.3	$3,083.6	$1,891.9
Receivables	292.3	268.0	203.4
Inventories	714.3	469.7	478.7
Other current assets	243.4	132.0	195.6

Total current assets	2,288.3	3,953.3	2,769.6

Property and equipment, net	889.4	691.4	661.2
Other noncurrent assets	3,410.3	1,186.9	1,230.2

Total assets	$6,588.0	$5,831.6	$4,661.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$221.9	$194.6	$129.2
Accrued liabilities	637.5	559.2	507.1
Current debt	0.7	—	—

Total current liabilities	860.1	753.8	636.3

Long-term debt	1,599.5	1,579.5	591.8
Other liabilities	990.4	496.4	541.0

Stockholders' equity	3,138.0	3,001.9	2,891.9

Total liabilities and stockholders' equity	$6,588.0	$5,831.6	$4,661.0

TAPESTRY, INC.
STORE COUNT
At December 30, 2017 and March 31, 2018
(unaudited)

	As of	Acquired			As of
Directly-Operated Store Count:	December 30, 2017	Stores	Openings	(Closures)	March 31, 2018

Coach
North America	416	—	—	(11)	405
International	551	21	8	(5)	575

Kate Spade
North America	189	—	7	(8)	188
International	95	50	2	(3)	144

Stuart Weitzman
North America	70	—	—	—	70
International	13	20	—	—	33

CONTACT:
Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations